Exhibit 5.2

28 Liberty Street, 41st Floor, New York, NY 10005 212-732-3200

August 29, 2025

Aethlon Medical, Inc.

11555 Sorrento Valley Road

Suite 203

San Diego, CA 92121

Re:	Offering Circular on Form 1-A

Ladies and Gentlemen:

We have acted as special New York counsel to Aethlon Medical Inc., a Nevada corporation (the "Company"), in connection with the offering circular on Form 1-A (the "Offering Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Regulation A under the Securities Act of 1933, as amended (the "Securities Act"), for the offering and sale by the Company of, (i) up to 4,566,210 shares ( the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”); (ii) pre-funded warrants to purchase up to 4,566,210 shares of Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase up to 4,566,210 shares of Common Stock (the “Warrants”), (iv) Placement Agent’s warrants to purchase up to 182,648 shares of Common Stock (the “Placement Agent’s Warrants”), (v) 1,550,000 shares of the Company’s Common Stock issuable upon the exercise of outstanding warrants held by the Selling Shareholder (to be issued in a best efforts offering pursuant to a placement agent agreement (the “Placement Agreement”) to be entered into by and between the Company and Maxim Group LLC, as the placement agent (the “Placement Agent”), the form of which has been or will be filed as an exhibit to the Offering Statement to be entered into by the Company and Maxim Group LLC, and (vi) up to an aggregate of 9,315,068 shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants, Warrants and Placement Agent’s Warrants. For each Pre-Funded Warrant sold, the number of Shares the Company is offering will be decreased on a one-for-one basis.

We, as your special New York counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Offering Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion each Warrant and Placement Agent’s Warrant to be delivered in accordance with the Placement Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the issuance of the Warrants and the Placement Agent’s Warrants: (i) the Board of Directors of the Company shall have duly established the terms of the Pre-Funded Warrants and the Placement Agent’s Warrants, and duly authorized their issuance and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the State of Nevada; (iii) a Notice of Qualification has been issued and not rescinded; (iv) the Placement Agreement to be entered into in connection with the issuance of the Warrants and the Placement Agent’s Warrants has been duly authorized, executed and delivered by the Company, and is a valid, binding and enforceable agreement; and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Warrants and the Placement Agent’s Warrants. We have also assumed that the Placement Agreement and the Warrants and the Placement Agent’s Warrants will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and further consent to the reference to our firm in the Offering Circular.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Carter Ledyard & Milburn LLP

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